Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated February 28, 2020, April 2, 2020, and April 28, 2020, with respect to the consolidated balance sheets of T Stamp Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, which appears in the accompanying Form 1-A of T Stamp Inc. (D/B/A Trust Stamp). Our report contains an explanatory paragraph regarding the Company’s ability to continue as going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

April 28, 2020